EMPLOYMENT AGREEMENT

Ceridian HCM, Inc.

- and -

William McDonald
(“Employee” or “Executive”)

Date:  June      7   , 2021

ARTICLE 1
DEFINITIONS

In this Employment Agreement (the “Agreement”), unless something in the subject matter or context is inconsistent therewith, all defined terms shall have the meanings set forth below:

1.01“Affiliate” shall mean with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.02“Base Salary” shall mean the regular cash compensation paid on a periodic basis as contemplated in Section 3.01, exclusive of benefits, bonuses or incentive payments.

1.03“Board” shall mean the Board of Directors of Ceridian HCM Holdings Inc.

1.04“Cause” shall mean cause as defined under Section 4.01.

1.05“Ceridian” shall mean Ceridian HCM and all of its respective Affiliates, or any one of them.

1.06"Ceridian HCM" shall mean Ceridian HCM, Inc. a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.07“Ceridian HCM Holding” means Ceridian HCM Holding Inc., a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.08“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.09“Confidential Information” shall mean all information created, developed, known or used by Ceridian in connection with its business, including but not limited to any computer software and designs, program, code, formula, design, prototype, compilation of information, data, techniques, process, information relating to any product, device, equipment or machine, industrial or commercial designs, customer information, financial information, marketing information, business opportunities, and the results of research and development, including without limitation  (and whether or not marked as “proprietary,” “private” or “confidential"):

(a)information or material relating to Ceridian and its business as conducted or anticipated to be conducted, including without limitation: business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)information or material relating to Ceridian’s inventions, ideas, improvements, discoveries, “know-how,” “negative know how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c)information on or material relating to Ceridian which when received is marked as “proprietary,” “private” or “confidential;”

(d)trade secrets of Ceridian;

(e)software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian;

(f)information relating to employees of Ceridian including with respect to compensation, positions, job descriptions, responsibilities, areas of expertise and experience; and

(g)any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is now or subsequently becomes properly generally publicly available or in the public domain; is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with Ceridian; or is required to be disclosed by law or legal process. Notwithstanding the foregoing, information which is made generally publicly available by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement and reasonable business practice will not be generally publicly available or in the public domain for the purposes of this Agreement.

1.10“Disability” shall mean total and permanent disability, as defined in the Disability Plan.

1.11“Disability Plan” shall mean Ceridian’s group long-term disability plan applicable to Employees, as may be amended from time to time in Ceridian’s sole discretion.

1.12“Effective Date” has the meaning set forth in Section 2.03 of this Agreement.

1.13“Good Reason” means one or more of the following events which shall occur without Executive's express written consent:

(a)A change in Executive's reporting responsibilities which has the effect of materially diminishing Executive's responsibility or authority, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive and excluding any diminution attributable to a sale, spin-off, reverse spin-off or similar disposition of any Affiliate of Ceridian;

(b)A reduction in Executive's Base Salary or opportunity to earn incentive pay (as contemplated under Section 3.02 below, but for certainty subject to Ceridian’s discretion as expressly set forth therein), as the same may be increased from time to time thereafter or any failure by Ceridian to pay any portion of Executive's compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Ceridian promptly after receipt of written notice thereof given by Executive;

(c)Without replacement by plans, programs or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, any life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating; or (B) the taking of any action by Ceridian that would materially and adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements, in each case, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied retroactively by Ceridian promptly but in no event later than sixty (60) days after receipt of written notice thereof given by Executive;

(d)Any material breach of this Agreement by Ceridian, or the failure by a successor to Ceridian to assume the provisions this Agreement, other than an isolated, insubstantial and inadvertent breach or failure not occurring in bad faith which is remedied retroactively by Ceridian promptly but in no event later than sixty (60) days after receipt of written notice thereof given by Executive.

Notwithstanding anything to the contrary contained in this definition, no Good Reason shall be effective or deemed to occur, unless notice referencing the definition of Good Reason in this Agreement and including a description of the factors constituting the alleged “Good Reason” is provided in writing to the Chief Executive Officer of Ceridian by Executive (or his representatives on his behalf) and Ceridian fails to cure such alleged “Good Reason” within 30 days; provided that in the event Ceridian terminates Executive for Cause, any failure by Executive (or his representatives on his behalf) to provide notice of an alleged “Good Reason” prior to such termination shall not prejudice Executive’s right to claim that a “Good Reason” occurred prior to such termination.

1.14“Person” is to be interpreted broadly and shall include any individual, partnership, firm, corporation, company, limited liability or joint stock company, trust, unincorporated association, joint venture, syndicate, governmental entity or any other entity, and pronouns have a similarly extended meaning.

ARTICLE 2
EMPLOYMENT, DUTIES AND TERM

2.01Employment. Upon the terms and conditions set forth in this Agreement, Ceridian HCM hereby confirms the employment of the Employee as EVP, General Counsel and Corporate Secretary for Ceridian HCM, reporting to the Chief Executive Officer of Ceridian, or to such other role as identified by Ceridian in its sole discretion going forward, and Employee hereby accepts such employment.

2.02Duties and Responsibilities. As EVP, General Counsel and Corporate Secretary of Ceridian HCM, Employee shall:

(a)devote his or her full-time and reasonable best efforts to Ceridian and to fulfilling the duties of his or her position which shall include such duties as set out in Appendix A hereto, and as may from time to time be assigned to him/her by his or her manager, provided that such duties are reasonably consistent with Employee’s education, experience and background;

(b)comply with Ceridian’s policies and procedures, including, but not limited to its Code of Conduct, to the extent that such policies and procedures are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

2.03Term. Subject to the provisions of ARTICLE 4, this Agreement shall be effective and Employee’s duties as EVP, General Counsel and Corporate Secretary shall commence on July 1, 2021, or such earlier date as the parties agree (the “Effective Date”), and shall continue until terminated by either party in accordance with the terms hereof (the “Term”).

2.04Employee Representation. Employee hereby represents to Ceridian HCM that the execution and delivery of this Agreement by Employee and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene the terms of any other employment agreement or other agreement or policy to which Employee is a party or otherwise bound.

2.05Legal Work Requirements.   This Agreement and Employee’s continued employment with Ceridian HCM is contingent upon Employee meeting and maintaining throughout his or her employment, all requirements necessary to be legally entitled to work for Ceridian HCM within the United States, performing the roles assigned in connection with this position.

ARTICLE 3
COMPENSATION AND EXPENSES

3.01Base Salary.  In exchange for all services rendered by Employee under this Agreement during the Term, Ceridian HCM shall pay Employee a Base Salary of Four Hundred Thousand Dollars ($400,000) USD per year, which amount will be subject to periodic review in accordance with Ceridian HCM’s salary review process.  The Base Salary shall be paid in accordance with Ceridian HCM’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

3.02Incentive Plan.  Employee shall be eligible to participate in a variable incentive plan (the “Incentive Plan”), which plan will be pro-rated in 2021 to the Effective Date (i) on the same terms and conditions applicable to other similarly situated Ceridian employees, (ii) with a target annual value based on sixty percent (60%) of Employee’s Base Salary.  The Incentive Plan compensation payable shall be at the sole discretion of Ceridian HCM.  The specific objectives and success criteria of the Incentive Plan shall be established by Ceridian each year, subject to change from time to time, in its sole discretion and subject to the plan documents for each element of the Incentive Plan.  Ceridian shall have the right to alter, amend or discontinue any incentive plans, including the Incentive Plan, or Employee’s participation therein, with or without prior notice and without compensation to Employee, provided the changes are consistent with those affecting other employees at Employee’s same or similar level and the Employee acknowledges and agrees that such changes will not constitute a constructive dismissal of the Employee’s employment. Payment, if any, under the Incentive Plan is at the sole discretion of Ceridian HCM and will only be made if Ceridian’s senior management team, the Board of Directors, compensation committee and/or other required personnel approve the amount to fund the Plan.

3.03Benefit Plans. Employee shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its senior Employee employees in the applicable country, to the extent that Employee’s position, tenure, salary, and other qualifications make Employee eligible to participate.

3.04Business Expenses.  Ceridian HCM shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Employee in performing his or her duties as an employee of Ceridian HCM, provided that Employee accounts promptly for such expenses to Ceridian HCM in accordance with Ceridian HCM’s applicable expense reimbursement policy the manner prescribed from time to time by Ceridian HCM.

3.05Vacation. Employee is entitled to participate in Ceridian’s Vacation Time Away from Work or other employee personal days off/vacation programs offered generally from time to time by Ceridian to its senior executive employees in the applicable country, to the extent that Employee’s position, tenure, salary and other qualifications make the Employee eligible to participate.

3.06Equity Grants.  Subject to approval by the Board and the execution and delivery of appropriate documentation related thereto, Ceridian HCM will recommend to the Board to provide the Employee with a restricted stock units (“RSUs”) award under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (as may be amended from time to time (“2018 EIP”)) with a value of Two Hundred and Fifty Thousand Dollars ($250,000.00) USD following the Effective Date. All equity awards are granted subject to and in conformity with the provisions of the 2018 EIP, the applicable award agreement, and/or such other agreements as may be required to be entered into between the Employee and Ceridian.  On the date of grant of the equity awards, the number of RSUs awarded will be determined based upon the closing price of a share of common stock of Ceridian HCM Holding on the New York Stock Exchange.  Ceridian’s ticker symbol is “CDAY”.  Details of the RSU award will be communicated to the Employee under separate cover upon approval by the Board.

The RSU grant will vest in three equal tranches, one third (1/3) each, on the first three (3) anniversaries of the date of grant, subject to the Employee’s continued service through the applicable vesting date.

3.07LTIP In addition, commencing in 2022, Executive will be eligible to participate in the Ceridian’s Long-term Incentive Plan (LTIP), commensurate with Executive’s level in place from time to time.  Any granting under the LTIP plan would be conditional upon company performance, individual performance, any other measure as deemed appropriate in Ceridian’s sole discretion and subject to board approval.  The LTIP grant will be in the form of either stock options, RSUs and/or performance awards (units or shares) based on specific performance objectives and success criteria timely established by Ceridian in good faith, subject to change from time to time, in its sole discretion.

Future Long-term equity incentive grants will reflect levels of competitiveness consistent with Ceridian’s compensation philosophy.  The specific objectives and success criteria of the long-term equity incentive shall be timely established by Ceridian in good faith each year, subject to change from time to time, in its sole discretion.  Ceridian shall have the right to alter, amend or discontinue any long-term equity incentive plan or Executive’s participation therein, with or without prior notice and without compensation to Executive, provided the changes are consistent with those affecting other employees at Executive’s same or similar level and the Executive acknowledges and agrees that such changes will not constitute a constructive dismissal of the Executive’s employment.

All equity contemplated under this Section 3.08 shall be provided subject to and in conformity with the provisions of the 2018 EIP (and / or such other agreements as may be required by Ceridian HCM Holding) to be entered into between Executive and Ceridian HCM Holding.

3.08Deductions.Ceridian HCM shall be entitled to make such deductions and withholdings from Employee’s remuneration as Ceridian HCM reasonably determines are by law are required to be made, and as may be required by Employee’s participation in any of the benefit programs described herein.

3.09Indemnification and Insurance. In addition to any benefits provided under applicable law, Employee will be entitled to the benefits of those provisions of Ceridian HCM’s Certificate of Incorporation and By-Laws, as may be amended from time to time, which provide for indemnification of directors and officers of Ceridian HCM (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to the Employee as a director or officer of Ceridian

HCM). The rights of the Employee under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as the Employee may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section 3.10 are intended to protect and indemnify him or her against.

Ceridian HCM shall, at no cost to the Employee, at all times include the Employee, during the Term and for so long thereafter as the Employee may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by Ceridian HCM, which policy shall provide such coverage in such amounts as the Board of Directors of Ceridian HCM shall deem appropriate for coverage of all directors and officers of Ceridian HCM.

ARTICLE 4
EARLY TERMINATION

4.01Termination for Cause.  Ceridian HCM may terminate this Agreement and Employee’s employment immediately for Cause.  For the purpose hereof "Cause" shall mean:

(a)conduct by Employee involving theft or misappropriation of assets of Ceridian;

(b)fraud, embezzlement or an indictable offense by Employee;

(c)any material act of dishonesty, financial or otherwise, by Employee against Ceridian;

(d)intentional violations of law by Employee involving moral turpitude;

(e)any material violation of Ceridian’s Code of Conduct and ethics policies by Employee; or

(f)the continued failure by Employee to attempt in good faith to perform his or her duties as reasonably assigned to Employee pursuant to Section 2.02 of ARTICLE 2 of this Agreement, after receiving not less than 90 days written notice of such failure and a demand to rectify such failure (which notice specifically identifies the manner in which it is alleged Employee has not attempted in good faith to perform such duties).

(g)Should Employee be terminated with cause, Employee is only entitled to payment of unpaid wage and accrued, yet unused vacation (if applicable), up to and including the separation date.

4.02Termination Without Cause.  Ceridian HCM may terminate this Agreement and Employee's employment Without Cause immediately upon written notice to Employee.  In the event of termination of Employee’s Employment pursuant to this Section 4.02 and subject to Section 4.05 and 4.06, compensation shall be paid to Employee as follows, within 60 days after the date the Executive’s employment termination date and after signing and not revoking the release agreement set out in Section 4.05:

(a)a lump sum cash payment (subject to receipt of the general release of claims to be executed by the Employee contemplated in Section 4.05 below), equal to 12 months Base Salary and Incentive Plan payment at the annual target amount.

(b)reasonable outplacement services, to be provided through Ceridian HCM’s preferred provider of such services;

(c)for a period of up to 6 months following the date of Employee’s termination, or until Employee is no longer eligible for “COBRA” continuation coverage, whichever is earlier, and subject to Employee’s valid election to continue health care coverage under Section 4980B of the Code (“COBRA”), Ceridian HCM will subsidize Employee’s COBRA payment obligations, and the payment obligations of Employee’[s covered family members (as long as they are qualified beneficiaries at the time of Employee’s termination and remain qualified beneficiaries in accordance with the terms and conditions of the benefit plan).

4.03Termination by Employee upon Written Notice.  Employee may terminate this Agreement and his or her employment at any time on at least 90 days' prior written notice to Ceridian HCM, or such shorter period of notice as may be accepted by Ceridian HCM in writing.  Ceridian HCM shall be entitled to waive entirely, or abridge, such notice period, without being required to pay Employee any severance payment in lieu or other compensation in respect of such notice period.

4.04Termination in the Event of Death or Disability. This Agreement and Employee’s employment shall terminate in the event of death or Disability of Employee, in which case the following will apply:

(a)In the event of Employee’s Disability, Base Salary shall be terminated as of the end of such period that Employee is unable to perform his or her duties on a full-time basis and that establishes that Employee suffers from a Disability pursuant to the Disability Plan;

(b)In the event of termination by reason of Employee’s death or Disability, and subject to Sections 4.06 and 4.07, Ceridian HCM shall pay to Employee a prorated portion (to the date of termination) of the Incentive Plan compensation (at target level), if any, to which Employee would otherwise have become entitled for the fiscal year in which his or her death or Disability occurs had Employee remained continuously employed for the full fiscal year, calculated by multiplying such Incentive Plan compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator or which is 365.  The amount payable pursuant to this Section 4.04(b) shall be paid within 15 days after the date such Incentive Plan would have otherwise been paid had Employee remained employed for the full fiscal year; i.e. the payout date for all other Ceridian employees and Employees.

4.05Termination for Good Reason.  Executive may terminate his employment with Ceridian for Good Reason (in accordance with the notice requirements set forth herein) and receive the compensation set out in Section 4.02.

4.06Entire Termination Payment.  The compensation provided for in this ARTICLE 4 for termination of this Agreement and Employee’s employment pursuant to Sections 4.02, 4.03 or 4.04 shall constitute Employee's sole remedy for such termination. Employee shall not be entitled to any other notice of termination, or termination or severance payment which otherwise may be payable to Employee under common law, case law, statute, in equity or other agreement between Employee and Ceridian HCM, and he or she shall have no action, cause of action, claim or demand against Ceridian HCM or other Ceridian Affiliate or any other Person as a consequence of such termination.  It shall be a condition of the payment of the compensation provided for in this ARTICLE 4 that Employee shall timely execute a general release of claims in a form satisfactory to Ceridian and not revoke the release in the time provided to do so.  Ceridian HCM shall provide Employee with a form of release not later than five business days following the Employee’s termination of employment and Employee must execute and deliver the release within 21 days (or, to the extent required by applicable law, 45 days) following the date Ceridian HCM delivers the release to the Employee.

4.07Return of Records upon Termination.  Immediately upon termination of Employee’s employment with Ceridian HCM for any reason whatsoever, all documents, records, notebooks, and similar repositories of, or containing, trade secrets or intellectual property of Ceridian, or any

Confidential Information, then in Employee’s possession or control, including copies thereof, whether prepared by Employee or others, will be  returned to  Ceridian.

4.08Code Section 409A.  It is the parties’ intention that payments under this ARTICLE 4 will be exempt from the requirements of Section 409A of the Code (“Section 409A”) because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.  If any payment is or becomes subject to the requirements of Section 409A, the Agreement, as it relates to such payment, is intended to comply with the requirements of Section 409A.  Further, any payments that are subject to the requirements of Section 409A may be accelerated or delayed only if and to the extent otherwise permitted under Section 409A.  All payments to be made under the Agreement upon a termination of employment may only be made upon a “separation of service” as defined under Section 409A and any “separation from service” shall be treated as a termination of employment.  If the provision of a benefit or a payment is determined to be subject to Section 409A, then, if Employee is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A as of Employee’s date of termination, no amount that constitutes a deferral of compensation that is payable on account of the Employee’s separation from service shall be paid to Employee before the date that is the first day of the seventh month after Employee’s date of termination or, if earlier, the date of Employee’s death (the “delayed payment date”).  All such withheld amounts will be accumulated and paid, without interest, on the delayed payment date.

Notwithstanding anything to the contrary in this Agreement, with respect to payments that are not exempt from Section 409A (if any) and are subject to the Employee’s execution and delivery of a release:

(i)          If the Employee fails to execute the release on or prior to the expiration date set forth in the release or timely revokes Employee’s acceptance of the release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the release, and

(ii)         In any case where the employment termination date and the latest date the release revocation period could expire fall in two separate taxable years, any payments required to be made to the Employee that are conditioned on the release (and would otherwise be made in the earlier of such taxable years) shall be made in the later taxable year.  Any payments that are delayed pursuant to this Section (ii) shall be paid in a lump sum on the latest of the date the Employee executes and does not revoke the release (and the applicable revocation period has expired), the first business day in such later taxable year, or the date payment is otherwise due under the terms of this Agreement.

ARTICLE 5
CONFIDENTIALITY AND ETHICS

5.01Confidentiality. Employee acknowledges Ceridian’s representation that it has taken reasonable measures to preserve the secrecy of its Confidential Information. Employee will not, during the term or after the termination or expiration of this Agreement or his or her employment, download, upload, copy, transfer, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian HCM, except that, during Employee’s employment, Employee shall be entitled to download, upload, copy, transfer, use and disclose Confidential Information (i) as reasonably required to perform Employee’s duties as an employee of Ceridian, and (ii) in the reasonable conduct of the business and Employee’s role within the business.  If Employee leaves the employ of Ceridian, Employee will not, without Ceridian’s prior written consent, retain, remove, or take away any drawing, writing or other record in any form containing any Confidential Information.  Further, Employee agrees to comply with the terms and conditions of Ceridian’s Privacy Guidelines & Pledge of Confidentiality,

the terms of which are attached hereto as Appendix B and are incorporated herein by reference and form a part of this Agreement.

5.02Business Conduct and Ethics. During the Term, Employee will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03Policies.  Employee agrees to follow the policies and procedures established by Ceridian from time to time.

ARTICLE 6
INTELLECTUAL PROPERTY RIGHTS, DISCLOSURE
AND ASSIGNMENT

6.01Disclosure.  Employee will disclose promptly in writing to Ceridian all inventions, improvements, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Employee's own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business.  All  such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian immediately upon conception, development, creation, production or reduction to practice, and Employee hereby waives any and all moral rights that he or she may have therein.

6.02Instruments of Assignment. Employee will sign and execute all instruments of assignment and other papers to evidence transfer of Employee's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Employee will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof.  If Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Employee, Employee agrees to do so, and if Employee leaves the employ of Ceridian, Ceridian shall pay Employee at a rate mutually agreeable to Employee and Ceridian, plus reasonable travel or other expenses.

6.03Ceridian’s IP Development Agreement.  Without limiting the generality of the foregoing, Employee agrees to comply with the terms and conditions of Ceridian’s Intellectual Property Agreement as amended from time to time, the current terms of which are attached hereto as Appendix C and are incorporated herein by reference and form a part of this Agreement.

NON-COMPETITION, NON-RECRUITMENT, NON-DISPARAGEMENT

7.01General.  The parties hereto recognize and agree that (a) Employee is a senior employee of Ceridian, (b) Employee has received, and will in the future receive Confidential Information (c) Ceridian’s business is conducted on a worldwide basis and, (d) provision for non-competition, non-recruitment and non-disparagement obligations by Employee is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information. In light of these considerations, this ARTICLE 7 sets forth the terms and conditions of this Employees obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Employee’s employment for any reason.

7.02Non-competition. During the terms of this Agreement, Employee will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent. Unless the obligation is waived or limited by Ceridian in accordance this Section 7.02, Employee agrees that during his or her employment and for a period of time, as defined in Section 8.15, (“Restrictive Period”) following termination of employment with Ceridian for any reason, Employee will not directly or indirectly, alone or as a partner, officer, director, shareholder or an employee, engage in any commercial activity on behalf of the following specified competitors of Ceridian (and/ or their respective affiliates or subsidiaries), having acknowledged that all such entities provide products or services or are otherwise engaged in a competitive business with the business carried out by Ceridian: Workday, Inc., Automatic Data Processing, Inc/ADP, LLC., Ultimate Software Group, Inc., Kronos Incorporated, Paycom Software Inc., SAP SE, Oracle Corporation and Paylocity Corporation, in competition with Ceridian’s business as conducted as of the date of such termination of employment, in the United States or Canada.   For purposes of this subsection, “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. For the avoidance of doubt “Ceridian’s business” as used herein shall include business conducted by any Ceridian Affiliate and any partnership or joint venture in which Ceridian or its Affiliates is a partner or join venture, including in particular the provision of human capital management software and services.

7.03Non-Recruitment. During the term of employment and for a Restrictive Period following termination of employment for any reason, Employee will not directly or indirectly:

(a) hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Employee own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by or be connected in any manner with any person or entity which engages in the conduct prescribed in this Section 7.03(a). This provision shall not preclude Employee from responding to a request (other than by Employee’s employer) for a reference with respect to an individual’s employment qualifications; or

(b)in connection with a business which competes with Ceridian’s business (as defined in 7.02), solicit or endeavor to entice away from Ceridian, or any of its affiliates, any customers or prospective customers of Ceridian, or who were in such position at any time during the immediately preceding twelve (12) month period of the Employee’s employment prior to termination thereof, with the purpose or effect of reducing the business of any customers or prospective customers, with Ceridian or any of its subsidiaries or affiliates.

7.04Non-Disparagement. Employee will not, during the term or after the termination or expiration of this Agreement or Employee’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Employee knows, or has reason to believe, are false or misleading.

7.05Survival and Enforceability. Without limiting the generality of Section 8.03, the obligations of this ARTICLE 7 shall survive the termination or expiration of this Agreement and Employee’s employment. Should any provisions of this ARTICLE 7 be held invalid or illegal, such illegality shall not invalidate the whole of this ARTICLE 7 or the agreement, but, rather, ARTICLE 7 shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Employee expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this ARTICLE 7 be in excess of that which is valid or enforceable under applicable law, then such provisions shall be construed to cover only that duration, extent or activities that may validly be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this ARTICLE 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable law. This ARTICLE 7 does not replace and is in addition to any other agreements Employee may have with Ceridian on the matters addressed herein.

ARTICLE 8
GENERAL PROVISIONS

8.01Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian HCM, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian HCM, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian HCM's obligations hereunder.

8.02Notices.  All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at the addresses set forth in the signature blocks below. Either party may, by notice hereunder, designate a changed address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.03Survival.  The obligations of Section 5.01 and Articles 6 and 7 shall survive the expiration or termination of this Agreement and Employee’s employment.

8.04Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05Governing Law.  The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both Ceridian HCM and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

8.06Construction.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  Subject to applicable law, if there is a conflict or inconsistency between the terms of this Agreement and applicable law, the terms of this Agreement will govern to the extent of that conflict or inconsistency, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be conclusively deemed to be severable and to have been severed from this Agreement and the balance of this Agreement shall remain in full force and effect, notwithstanding such severance. To the extent permitted by law, each of the parties hereto hereby waives any law, rule or regulation that might otherwise render any provision of this Agreement invalid, illegal or unenforceable.

8.08Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.09Modification.  Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.10Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.  This Agreement replaces in full all prior employment or change of control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

8.11Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterpart together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

8.12Taxes.  Ceridian is authorized to withhold from any payments made hereunder and any other compensation payable to Employee in any capacity amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as Ceridian reasonable determines is advisable to enable Ceridian and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.

8.13Currency.  All payments made hereunder shall be in the currency of the United States.

8.14Breach of Restrictive Covenants.  Employee acknowledges and agrees that any breach by Employee of the restrictions set forth in Article 5 and Article 7 shall be considered a material breach of this Agreement entitling Ceridian to seek damages and pursue any additional rights or remedies as may be available to it at law or in equity.

8.15Restrictive Period.

The Restrictive Period is 12 months.  At its sole option, Ceridian may, by written notice to Employee at any time within the Restrictive Period, waive or limit the time and/or terms of the restriction.

ARTICLE 9
EMPLOYEE’S UNDERSTANDING

9.01Employee’s Understanding.  Employee recognizes and agrees that he or she has read and understood all and each Article, Section and paragraph of this Agreement, and that he or she has received adequate explanations on the nature and scope of those Articles, Sections and paragraphs which he or she did not understand.  Employee recognizes that he or she has been advised that the Agreement entails important obligations on his or her part, and recognizes that he or she has had the opportunity of consulting his or her legal adviser before signing the Agreement.

9.02Employment At-Will.  Nothing in this Agreement is intended to establish any minimum period of the Employee’s continuing employment, and such employment continues to be on an “at-will” basis.  The Employee acknowledges that his or her employment with Ceridian HCM is terminable at will at any time by either party subject to the provisions regarding Termination in ARTICLE 4.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CERIDIAN HCM, INC.

Per:

Name:	David Ossip
Title:	Chief Executive Officer

Ceridian HCM, Inc.
Attn: Legal Department
3311 East Old Shakopee Road
Bloomington, MN 55425

EMPLOYEE

William McDonald

ADDRESS:	5408 Kellogg Avenue
Edina, MN
55424

APPENDIX A

The EVP, General Counsel and Corporate Secretary will partner effectively with the senior leadership team and lead the legal function across the organization.  This person will be an officer of the Company who comes to the role with a flexible, proactive and inclusive approach to leadership.  S/he will be a business savvy partner and contributor to the executive leadership team.

Key responsibilities include:

•	Serve as a key strategic partner to Ceridian’s executive leadership and Board in formulating and driving the overall corporate strategy of the Company.
•	Provide legal advice and assistance globally across the organization.
•	Provide strategic counsel on global M&A transactions, supervising external M&A counsel as needed.
•	Provide Board support by managing and documenting all Board meetings/Committee meetings.
•	Represent the organization with significant internal and external parties, including federal and state government agencies, as well as outside consultants and advisors globally.
•	Design, implement and oversee all matters of legal significance to the organization including corporate governance, risk management and legal compliance.
•	Oversee and provide guidance for all SEC related local, state and federal filings, including licensing forms, required to maintain the legal good standing of Ceridian HCM Inc.
•	Partner with management to develop contract negotiating strategies and actively participate in contract negotiations complex in nature.
•	Manage intellectual property rights of the organization.
•	Keep abreast of practices, standards and trends affecting the industry. Review existing policies and develop new policies to ensure compliance to local laws in all geographies where Ceridian operates.
•	Define the mission statement and value proposition of Ceridian’s’ global legal function with a view to deepening its business partnering mindset.
•	Provide strategic direction and leadership to the global legal function of Ceridian, including oversight of staff, development and succession of key staff, and budget management.

Appendix B

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with Confidential Information (as that term is defined in the Employment Agreement to which this Appendix is attached) created, developed, used by or in possession of Ceridian.  The unauthorized uploading, downloading, copying, transfer, disclosure to or unauthorized use could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure

Ceridian is sensitive to the necessity of maintaining the confidentiality of Confidential Information.  Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of Confidential Information kept in its files.  Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of Confidential Information kept in automated data banks and other forms.  Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian’s ability, of all Confidential Information in its possession, in whatever form it is kept, whether it be an automated data bank, manual (or paper) file, microfiche or any other form.  Accordingly, all Confidential Information in the possession of Ceridian, whether from clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

1.

The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this Appendix, shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this Appendix. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this Appendix.  The terms of this Appendix shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2.

You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring you to agree to the terms of this Appendix, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential Information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business.  For greater certainty, you shall not use the Confidential Information directly or indirectly upload, download, copy, transfer, in any business other than the business of Ceridian, without the prior written consent of Ceridian.  Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other  third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business.  Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be uploaded, downloaded, copied, transferred or used for any other purpose.  Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations.  Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your  own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian.

3.

You acknowledge that your breach of the terms of this Appendix may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this Appendix, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. In addition to the foregoing, Ceridian shall be entitled to collect from you any reasonable attorney’s fees and costs incurred by Ceridian in bringing any successful action against you or in otherwise successfully enforcing the terms hereof against you. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof.

4.

You understand and agree that the terms of this Appendix shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

5.

If any one or more of the terms of this Appendix are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

6.

Ceridian’s decision to refrain from enforcing a breach of any term of this Appendix will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this Appendix, any other agreement with you or any other agreement with any other employee of Ceridian.

7.

You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this Appendix, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract.  Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian.  Material breaches of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.

APPENDIX C

Intellectual Property Agreement

In consideration of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

1.0All Ceridian developments which I may solely or jointly author, conceive, or develop, or reduce to practice, or cause to be authored, conceived, or developed, or reduced to practice, during the term of my employment with Ceridian (collectively “Developments”) are the property of Ceridian. I will promptly make fullest disclosure to Ceridian of all Ceridian Developments.  I further agree to execute such documents and do such things as Ceridian may reasonably require from time to time to assign to Ceridian all right, title, and interest in and to all Ceridian Developments, and agree, at Ceridian’s expense, during the term of my employment and thereafter, to execute any and all applications or assignments relating to intellectual property including patents, copyrights, industrial designs and trademarks, and to execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement.

2.0In the event Ceridian is unable for any reason whatsoever to secure my signature to any lawful and necessary documents relating to paragraph 1 hereof and to apply for, or to prosecute, any applications for letters patent, copyright, designs or trademarks (foreign or domestic) in respect to the Ceridian Developments, I hereby irrevocably designate and appoint Ceridian and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, designs or trademarks thereon with the same legal force and effect as if executed by me.

3.0At the time of leaving the employ of Ceridian I will deliver to Ceridian, and will not keep in my possession, nor deliver to anyone else, any and all information in any tangible form and all copies, partial copies, notes, summaries, records, descriptions, drawings, reports and other documents, data or materials of or relating to the Ceridian Developments or which contain or make reference to the Ceridian Developments, in my possession or control.

4.0I hereby waive for the benefit of Ceridian and, where legally possible, assign to Ceridian any moral rights I have, or may in the future have, in any Ceridian Developments.

5.0This agreement shall extend to and endure to the benefit of the successors and assigns of Ceridian and shall be binding upon me and my heirs, executors, administrators, successors and assigns.